Exhibit 10

AGREEMENT made this 9th day of August 2006, by and between Geoffrey O'Neill, whose address is 1041 S, Pointe Alexis Drive, Tarpon Springs FL 34689 hereinafter referred to as "CONSULTANT", and Tasco Holdings International, Inc., whose principal place of business is 8885 Rehco Road, San Diego, California 92121, hereinafter referred to as "Company".
WHEREAS, the Company desires to engage CONSULTANT, as an independent contractor and not as an employee, to provide services to the Company in accordance with the Terms and Conditions of this Agreement
WHEREAS, CONSULTANT desires to provide services to the Company in accordance with the Terms and Conditions of this Agreement
THEREFORE, It is Agreed as follows
1. Term. The respective duties and obligations of the contracting parties shall be for a period of one year commencing on September 1, 2006 ("Contract Period").
2. Liability, The CONSULTANT shall not be liable to the Company, or to anyone who may claim any right due to any relationship with the Company, for any acts or omissions in the performance of services on the part of the CONSULTANT except when said acts or omissions of the CONSULTANT are due to willful misconduct or gross negligence. The Company shall hold the CONSULTANT free and harmless from any obligations, costs, claims, judgments, attorneys' fees, and attachments arising from or growing out of the services rendered to the Company pursuant to the terms of this Agreement or in any way connected with the rendering of services, except when the same shall arise due to the willful misconduct or gross negligence of the CONSULTANT and the CONSULTANT is adjudged to be guilty of willful misconduct or gross negligence by a court of competent jurisdiction,
3. Representations and Warranties
(a) Company hereby represents and warrants to CONSULTANT as follows;
(i) Corporate Existence of Company. Company (a) is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and (b) has all requisite power and authority, and has all governmental licenses, authorizations, consents and approvals necessary to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement.
(ii) No Conflicts. None of the execution, delivery and performance of this Agreement by Company, or the consummation of the transactions contemplated hereby and thereby (a) constitute or will constitute a violation of the organizational documents of Company, (b) constitutes or will constitute a breach or violation of, or a default (or an event which, with notice or lapse of time or both, would constitute such a default) under, any indenture, mortgage, deed of Company, loan agreement, lease or other agreement or instrument to which Company is a party or by which Company or any of its properties may be bound, (c) violates or will violate any statute, law or regulation or any order, judgment, decree or injunction of any court or Governmental Authority directed to Company or any of its properties in a proceeding to which its property is or was a party.
(b) CONSULTANT hereby represents and warrant to Company as follows:
(i) No Conflicts. None of the execution, delivery and performance of this Agreement by CONSULTANT, or the consummation of the transactions contemplated hereby and thereby (a) constitutes or will constitute a violation of the organizational documents of CONSULT ANT, (b) constitutes or will constitute a breach or violation of, or a default (or an event which, with notice or lapse of time or both, would constitute such a default) under, any indenture, mortgage, deed of Company, loan agreement, lease or other agreement or instrument to which CONSULTANT is a party or by which CONSULTANT or any of its properties may be bound, (c) violates or will violate any statute, law or regulation or any order, judgment, decree or injunction of any court or Governmental Authority directed to CONSULTANT or any of their properties in a proceeding to which its property is or was a party.

4. Scope of Services. CONSULTANT shall perform the following tasks, as directed by the Company's Chief Executive Officer ("CEO") and /or Board of Directors ("Board"), in conjunction with Company's legal counsel and/or Company's staff (including other consultants)
(i) preparing the Company in order that the Company shall be compliant with, and ensuring the Company remains compliant with cGMP & cGTP, as defined by the applicable regulatory bodies ("cGMP/cGTP Compliance"), including, but not be limited to, preparation, in conjunction with Company staff, of all documentation required to be prepared in connection with cGMP/cGTP Compliance.
(ii) Assisting in the preparation of any and all documentation required in order that the Company may obtain any FDA or state licensing which the Company may be required to obtain in connection with the Company's business activities
(iii) Preparing a comprehensive list of persons and organizations that are known to CONSULTANT to be qualified to assist the Company in achieving its objectives ("Qualified Contacts"), such list to include information which may be required in order that the Company can contact Qualified Contacts ("Contact List") and providing the Contact List to the Company. CONSULTANT will be prepared, at the direction of the Company, to make personal introductions to Qualified Contacts and promote the best interests of the Company in connection with interaction with Qualified Contacts.
(iv) Preparing a comprehensive list of any and all equipment which may be needed by the Company in order that the Company may achieve its objectives regarding storage of both cord blood and adipose tissue specimens ("Equipment List") and providing the Equipment List to the Company, Contractor will be prepared, at the direction of the Company, to assist the Company in procuring any and all equipment which may be needed by the Company in order that the Company may achieve its objectives regarding storage of both cord blood and adipose tissue specimens.
(v) Assist in preparation of tagging/inventory systems
(vi) Initiate and manage meetings with potential clients of the Company
(vii) Assist the Company in identifying and negotiating with potential acquisition targets
(viii) Prepare proposals for, and apply for, grants on behalf of the Company including, but not limited to, Research and Development Grants, applicable Federal grants. Small Business Grants and grants from the National Institute of Health.
(ix) Lead employee personnel as directed
5. Consideration. As consideration for entering into this Agreement and performing services hereunder, Company agrees that:
CONSULTANT shall be compensated in accordance with the following schedule:

CONSULTANT shall receive a fee of $5000 per month for each month of service pursuant to the terms and conditions of this Agreement ("Fees*), Fees shall be paid on the first Friday of each month ("Payment day") or, in the event that Payment day falls on a Saturday, Sunday or holiday, on the next business day, in any combination of cash and/or common shares of the Company ("Fee Shares") at the sole discretion of the Company. Fee Shares shall be issued pursuant to an employee benefit plan, as the term "employee benefit plan" is defined in Rule 405 of Regulation C, promulgated under the Securities Act of 1933, as amended, and shall be registered through Form S-8 to be filed with the United States Securities and Exchange Commission. Each Fee Share shall be valued at current market price.
Expenses: The Company shall reimburse CONSULTANT for all expenses necessarily and reasonably incurred by CONSULTANT in connection with the business of the Company against presentation of proper receipts or other proof of expenditure, and subject to such guidelines or limitations as are provided to CONSULTANT by the CEO or the Board.
6. Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. This Agreement shall not be assignable by Company, in whole or in part, without CONSULTANT'S prior consent in its sole discretion and also shall not be assignable by CONSULTANT, in whole or in part, without Company's consent in its sole discretion.
7. Non Disclosure. CONSULTANT agrees that he shall be bound by the Non Disclosure Agreement dated August 9, 2006 ("Appendix A") attached to and made part of this Agreement.
8. Non Solicitation, for a period beginning on the date hereof and ending three years from the termination of this Agreement, CONSULTANT will not, singly, jointly, or as a partner, member, contractor, employee or agent of any partnership or as an officer, director, employee, agent, contractor, stockholder or investor in any other entity or in any other capacity, directly or indirectly:
a) induce, or attempt to induce, any person or party who is employed by or affiliated with cither of the Company or an Entity or at any time during the term of this covenant is, or may be, or becomes an employee of or affiliated with the Company or an Entity, to terminate his, her or its employment or affiliation with the Company or an Entity;
b) induce, or attempt to induce, any person, business or entity which is or becomes a customer or supplier of the Company or an Entity, or which otherwise is a contracting party with the Company or an Entity a! any time to terminate any written or oral agreement or understanding with the Company or an Entity, or to interfere in any manner with any relationship between the Company or an Entity and such customer or supplier;
c) employ or otherwise engage in any capacity any person who at any time during the term of this covenant is or at any time during the period two years prior thereto was employed, or otherwise engaged, in any capacity by the Company or an Entity and who, by reason thereof is or is reasonable likely to be in possession of information including, but not limited to, certain trade secrets and information belonging to the Company or an Entity which Company or Entity desires to protect as confidential
9. Consideration, Relief, Reformation; Severability. The Company has specifically bargained for the covenants set forth in this Sections 7 and 8 in consideration for the compensation and experience that CONSULTANT will gain or receive in connection with this Agreement. CONSULTANT agrees that the covenants set forth herein will not preclude CONSULTANT from engaging in any lawful profession, trade or business or from being gainfully employed necessary to provide CONSULTANT, his family members and dependents a standard of living to which he and they have been accustomed and may expect. CONSULTANT acknowledges and agrees that the restrictive covenants in this Section 7 and Section 8 have been specifically negotiated, are reasonable in all respects, including, without limitation, their geographic scope and duration, and may be enforced by specific performance or otherwise. CONSULTANT shall not raise any issue of reasonableness as a defense in any proceeding to enforce any of such covenants. Notwithstanding the foregoing, in the event that a covenant included in this Agreement shall be deemed by any court to be unreasonably broad in any respect, it shall be modified or limited in its geographic scope, duration or otherwise to the extent necessary to make it reasonable while preserving its restrictive nature to the maximum degree possible and shall be enforced accordingly; provided however, that if, notwithstanding the foregoing^ a court of competent jurisdiction shall hold any of the covenants contained in Sections 7 or S to be unenforceable (as so modified), then the unenforceable covenant shall be deemed eliminated from the provisions of this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining covenants to be enforced so that the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby.

10. Termination
CONSULTANT'S employment hereunder shall terminate upon the earlier of: (i) the expiration of the CONTRACT Period, (ii) the death of CONSULTANT, (iii) termination by the Company due to "just cause (iv) termination by CONSULTANT due to a material breach of this Agreement by the Company ("good reason"). The exercise of the right of the Company or CONSULTANT to terminate this Agreement pursuant to clauses (iii) or (iv) hereof, as the case may be, shall not abrogate the rights and remedies of the terminating party in respect of the breach giving rise to such termination.
a. "Just cause" hereunder shall be defined and limited to mean:
(i) CONSULTANT'S failure or refusal, as determined by either the CEO and/or the Board in his or their sole discretion, Lo perform specific directives of the Board which are consistent with the scope and nature of CONSULTANT'S duties and responsibilities as set forth herein, which failure or refusal continues after notice thereof and a reasonable time to cure; such reasonable time to be determined by either the CEO or the Board.
(ii) CONSULTANT'S conviction for a felony or any crime involving moral turpitude, fraud, or misrepresentation, or the presentation of proof satisfactory to the Board in the exercise of its reasonable judgment of CONSULTANT'S misappropriation or embezzlement of funds or assets from the Company;
(iii) any intentional act having the purpose and effect of injuring the reputation, business or business relationships of the Company in any material respect; and
(iv) any breach by CONSULTANT of any material provision of this
Agreement, including, without limitation, the restrictive covenants contained in Section 7 and 8 hereof.
b. If This Agreement is terminated pursuant to Section 10, the Company shall have no further obligations or liabilities hereunder.

11. Entire Agreement. This Agreement represents the full and complete agreement between the parties and supersedes all previous agreements between the parties. Any supplemental amendments to this Agreement shall not be binding upon either party unless executed in writing by the parties hereto.
12. Invalid by Operation of Law. If any section or part of this Agreement is held to be invalid by operation of law or by any tribunal of competent jurisdiction, or if compliance with or enforcement of any section or part should be restrained by such tribunal, the remainder of the Agreement shall not be affected thereby and the parties shall enter into immediate negotiations for the purpose of arriving at a mutually satisfactory replacement for such section or part.
13. Arbitration. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration in accordance of the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) shall be entered in any court having jurisdiction thereof. For that purpose, the parties hereto consent to the jurisdiction and venue of an appropriate court located in San Diego County, State of California. In the event that litigation results from or arises out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party's reasonable attorney's fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled. In such event, no action shall be entertained by said court or any court of competent jurisdiction if filed more than one year subsequent to the date the cauae(s) of action actually accrued regardless of whether damages were otherwise as of said time calculable.

IN WITNESS WHEREOF, the parties have hereunto executed this Agreement on the 9th day of August 2006.

/s/David Koos	/s/Geoffrey O’Neill
David R. Koos,	Geoffrey O’Neill
CEO Tasco Holdings International	CONSULTANT

APPENDIX A
This Nondisclosure Agreement (the "NDA Agreement") is made effective as of August 9, 2006 between CONSULTANT and COMPANY ("Parties").
1. Definitions, "Company" and "CONSULTANT shall be defined as they are defined in that Agreement by and between Geoffrey O'Neill and Tasco Holdings International, Inc. dated August 9, 2006 ("Consulting Agreement"), of which this NDA Agreement is part.
Confidential Information" is all (a) written information disclosed by Company (the "Disclosing Party") to the CONSULTANT (the "Receiving Party") marked "confidential" or with a similar legend, or (b) oral information identified as confidential when disclosed to the Receiving Party and thereafter summarized in a writing marked "confidential" sent to the Receiving Party within 10 days of disclosure.
2. Restrictions/Obligations. The Receiving Party agrees that he shall:
(a) disclose the other Disclosing Party's Confidential Information only to employees who need to know;
(b) not disclose the Disclosing Party's Confidential Information to any third party, except that the Receiving Party may disclose Confidential Information as compelled by law if the Disclosing Party is given written notice prior to such disclosure;
(c) use the Disclosing Party's Confidential Information only for the purpose of fulfilling its Scope Of Services pursuant to the Consulting Agreement;
(d) not reproduce the Disclosing Party's Confidential Information;
(e) not reverse engineer, decompile, or disassemble any intellectual property included in the Disclosing Party's Confidential Information; and
(f) not directly or indirectly export the Disclosing Party's Confidential Information in violation of the law.

3. Ownership. All Confidential Information shall remain the Disclosing Party's property and shall be returned (or, at the Disclosing Party's option, destroyed) upon the Disclosing Party's written request. A Disclosing Party does not grant any license (expressly, by implication, by estoppel or otherwise) to its trademarks, copyrights or patents pursuant to this Agreement,
4. Equitable Remedies. The Parties acknowledge that monetary damages may not adequately remedy an unauthorized use or disclosure of Confidential Information, and each party may, without waiving any other rights or remedies, seek injunctive or equitable relief to remedy such a breach.
5. General. This NDA Agreement is the entire agreement, and supersedes all prior or contemporaneous oral or written agreements and understandings, between the parties regarding the subject matter hereof. The NDA Agreement may be changed only by a writing signed by both parties. If any provision of this NDA Agreement is held unenforceable, that provision shall be severed and the remainder of this Agreement will continue in full force and effect,

/s/David Koos	/s/Geoffrey O’Neill
David Koos; CEO	Geoffrey O'Neill
Tasco Holdings International	CONSULTANT